SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

   Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
      Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                 Commission File Numbers 333-59322 and 333-63454

                           ACC OF MICHIGAN CORPORATION
             (Exact name of registrant as specified in its charter)

                               14201 Wireless Way
                          Oklahoma City, Oklahoma 73134
                                 (405) 529-8500
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                    9-1/2% Senior Subordinated Notes due 2009
            (Title of each class of securities covered by this Form)

                                      None
   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)     [ ]        Rule 12h-3(b)(1)(ii)    [ ]
         Rule 12g-4(a)(1)(ii)    [ ]        Rule 12h-3(b)(2)(i)     [ ]
         Rule 12g-4(a)(2)(i)     [ ]        Rule 12h-3(b)(2)(ii)    [ ]
         Rule 12g-4(a)(2)(ii)    [ ]        Rule 15d-6              [x]
         Rule 12h-3(b)(1)(i)     [ ]

     Approximate number of holders of record as of the certification or notice date: less than 300.

     Pursuant to the requirements of the Securities Exchange Act of 1934, ACC of Michigan Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE:  October 4, 2002                         By:    BRUCE R. KNOOIHUIZEN
                                               Name:  Bruce R. Knooihuizen
                                               Title: President and Chief
                                                        Executive Officer